UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

RICHMOND BROTHERS, INC.

RBI PRIVATE INVESTMENT I, LLC

RBI PRIVATE INVESTMENT II, LLC

RBI PI MANAGER, LLC

RICHMOND BROTHERS 401(K) PROFIT SHARING PLAN

DAVID S. RICHMOND

MATTHEW J. CURFMAN

NORMAN J. RAVICH IRREVOCABLE TRUST

NORMAN AND SALLY RAVICH FAMILY TRUST

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

MARK H. RAVICH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Richmond Brothers’ highly-qualified director nominee to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 22, 2017, Richmond Brothers issued the following press release, which was also posted by Richmond Brothers to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

ISS Supports Election of Mark H. Ravich to Rockwell Medical, Inc. Board

Leading Independent Proxy Advisory Firm Endorses Case for Change at Rockwell

ISS Tells Investors that Highly-Qualified Nominee Mark H. Ravich is the Right Choice for the Board

JACKSON, Mich. & ST. LOUIS PARK, Minn. (May 22, 2017) – Richmond Brothers, Inc., a Michigan-based SEC registered investment advisor and wealth management firm that is the largest beneficial owner of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell” or the “Company”), and Mark H. Ravich, who together with their affiliates beneficially own over 6.1 million shares, or 11.8% of the Company’s outstanding common stock, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, has recommended that shareholders of Rockwell vote on the BLUE proxy card to elect highly-qualified nominee Mark H. Ravich to the Board.

ISS also supported the Richmond Brothers and Ravich recommendations on the three other proposals they made recommendations on, recommending AGAINST the advisory vote to ratify named executive officers’ compensation, supporting the ONE YEAR frequency for an advisory vote on say on pay, and AGAINST approving the Company’s long term incentive plan. To follow the ISS recommendations, Rockwell shareholders should NOT vote on the Company’s white proxy card.

In reaching its conclusion, ISS acknowledged the history of underperformance and strategic missteps at Rockwell, and the failure to monetize the Company’s promising drugs Triferic and Calcitriol. ISS performed a detailed analysis of both sides’ positions and carefully considered, among other things, the Company’s total shareholder return, operating performance and financial performance, as well as the strong experience and qualifications of nominee Mark H. Ravich.

ISS concluded that shareholders should vote on the BLUE proxy card, saying:

“Given Rockwell's prolonged underperformance, ineffective communication with its shareholders, and persistent governance and compensation issues, additional shareholder oversight on the board appears to be a more urgent need than added industry sector expertise. Dissident nominee Ravich brings a strong, direct financial interest in improving shareholder value. Therefore, votes FOR dissident nominee Ravich on the BLUE card are warranted.”1

Commenting on the Company’s stock performance and what Richmond Brothers and Ravich believe is Rockwell’s attempted cherry picking of a peer group, ISS notes:

•	“Rockwell's stock has produced negative absolute returns for shareholders over the past one, three, and five years, severely underperforming a comparable benchmark and a median of similarly-sized peers.”
•	“The company's May 9 presentation compared its TSR with that of the LifeSci Specialty Pharma Index, created by LifeSci Index Partners…LifeSci Advisors' web site lists Rockwell as a client…Given the conflicts facing LifeSci Index Partners, the objectivity of this index appears questionable.”
•	“For the one year ending Feb. 17, 2017, Rockwell's TSR was (24.1) percent, compared with 8.1 percent for the peer median and 8.9 percent for the Russell 2000 Pharmaceutical Index. For the five years ending Feb. 17, 2017, Rockwell's TSR was (38.6) percent, compared with 47.9 percent for the peer median and 143.1 percent for the Russell 2000 Pharmaceutical Index.”

1 Permission to quote from the ISS report was neither sought nor obtained.

Regarding the Company’s handling of the process to bring its products to market, ISS states:

•	“[M]anagement’s execution and its communication with investors on Triferic and Calcitriol have been subpar.”
•	“The company has been asking shareholders to forego revenues during part of this [Triferic] patent period, in the hopes that a higher price during a shorter time period will be worth more. With no visibility on timing, no evidence of real progress, and a muddled picture on the price differential, waiting for a higher reimbursement rate seems increasingly hard to justify."
•	“The company now expects to launch Calcitriol in October 2017, using a third manufacturer. Even if management's projections are accurate this time, shareholders will have lost three years of potential revenue from this drug.”

ISS also expressed concerns around Rockwell’s corporate governance, saying:

•	“In each year 2013-16, ISS ranked the company's governance a 10 on a 1-10 scale, with 10 being the highest risk, or worst possible score.”

ISS also addresses Rockwell’s long history of excessive executive compensation and recommended shareholders vote AGAINST the Company’s proposed long-term stock incentive plan. ISS notes:

•	“In each of those years [2013-16], ISS advised shareholders to vote against the stock compensation plan proposed by management due to the plans' high costs and lack of objective criteria. In addition, during uncontested director elections in 2013, 2014, and 2016, ISS recommended that shareholders withhold votes from incumbent directors running for re-election, due in part to misalignments between executive compensation and company performance.”
•	“Despite shareholders repeatedly exhibiting such displeasure [with the executive compensation plan], through 2016 the company continued to nominate its longstanding directors. Perhaps more concerning, each year it asked permission to issue ever more shares as equity compensation: 1.5 million in 2013, 1.75 million in 2014, 2 million in 2015 and finally, 7.5 million in 2016.”
•	“Shareholder rejection of the stock plan last year did not dissuade the board from initially requesting in 2017 that an "evergreen" amount of shares be approved for executive compensation. (I)n the definitive proxy filed on April 21, the company eliminated the "evergreen" provision of the proposal. One conclusion could be that the sunlight shined by the dissident on this proposal inspired this modification.”

David S. Richmond, Chairman of Richmond Brothers, Inc., and Mark H. Ravich said, “This recommendation from ISS is a powerful endorsement of our strong belief that change is desperately needed at Rockwell, and that Mark is the right nominee for the Board. ISS rightfully critiqued Rockwell for its failure to execute on strategic initiatives and deliver value for shareholders, and made clear that Rockwell’s nominee, David Domzalski, is not the right choice to represent shareholders’ best interests. We look forward to continuing to make our case for change in advance of the Company’s annual meeting.”

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

Voting withhold on Rockwell’s nominee on the white proxy card is not the same as voting for Mark H. Ravich on the BLUE proxy card. If you have voted a white proxy card, you have every right to change your vote by voting a later dated BLUE proxy card today. You may vote by internet or telephone by following the instructions on the form you have been provided.

FOLLOW ISS’ RECOMMENDATION AND VOTE THE BLUE PROXY CARD TO ELECT MARK H. RAVICH TODAY

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

About Richmond Brothers, Inc.

Richmond Brothers, Inc. is an SEC registered investment advisor and wealth management firm founded in 1994.

About Mark H. Ravich

Mark H. Ravich is a private investor and currently serves as President of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998.

Shareholder Contact

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Media Contact

Sloane & Company

Joe Germani / Jaimee Pavia, 212-486-9500

jgermani@sloanepr.com / jpavia@sloanepr.com